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                                                                     Exhibit 2.2

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made as of the 10th day of September, 2003 (the "Effective Date"), by and between THE TC-GARDEN WOOD COMPANY, a Maryland general partnership ("Seller"), having an address at 100 South Charles Street, Suite 1700, Baltimore, Maryland 21201 and A&E CONSTRUCTION LLC, a Maryland limited liability company ("Purchaser"), having an address at 9640 Deereco Road, Timonium, Maryland 21093.

                                   WITNESSETH:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

             (a) that certain leasehold interest (the "Leasehold") in land situated in the First Election District of Baltimore County, Maryland, more particularly described on Exhibit A attached hereto (the "Land"), created pursuant to that certain Lease dated September 3, 1968, and modified by a Modification of Lease dated November 1, 1968, a letter and an Agreement each dated February 14, 1969, a Second Modification of Lease dated March 7, 1969, and a Third Modification of Lease dated January 22, 1970 (collectively, the "Ground Lease"), by and between Ralph DeChiaro Enterprises, Inc. ("Landlord") and Seller (as the successor in interest to Joseph Meyerhoff, Harvey M. Meyerhoff and J.H. Pearlstone, Jr., co partners trading as Fairbrook Apartment Company);

             (b) the apartment buildings, other structures, fixtures and other improvements on the Land known as the Gardenwood apartments, including specifically, without limitation, the 16 apartment buildings containing 492 apartment units (the property described in clause (b) of this Section 1.1 having a street address of 1600 Cantwell Road, Baltimore, Maryland 21244 and being herein referred to collectively as the "Improvements");

             (c) all of Seller's right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, any vehicles, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash, partnership and corporate books and records and computer hardware and software) owned by Seller and used in connection with the operation of the Land and the Improvements, more particularly described on Exhibit B attached hereto (collectively, the "Personal Property"); provided, however, that Purchaser acknowledges that the furniture of the model apartments are provided on a complimentary revocable lease basis by Aaron Rents.


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             (d) all of Seller's right, title and interest in and to all lease agreements with apartment tenants (each a "Lease," and, collectively, the "Leases") listed and described on Exhibit C (the "Lease Schedule") attached hereto; and

             (e) all of Seller's right, title and interest in and to (i) all assignable contracts and agreements (collectively, the "Operating Agreements") listed and described on Exhibit D (the "Operating Agreements Schedule") attached hereto relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases, (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property, (iii) subject to the exclusions set forth in clause (v) below, all other assignable intangible personal property owned by Seller and located at and used exclusively in connection with the ownership, operation, and maintenance of the Land, Improvements or Personal Property, including without limiting the generality of the foregoing, all licenses, permits, entitlements, governmental approvals issued to Seller in connection with the Improvements or the Personal Property, (iv) the telephone listings of the Improvements, and (v) the name "Gardenwood" (excluding the name "Town and Country" or "Town & Country" or "T and C" or "T&C") (the property described in clause (e) of this Section 1.1 being sometimes herein referred to collectively as the "Intangibles").

         1.2 Property Defined. The Leasehold, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

         1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to
Article II hereof (herein referred to collectively as the "Permitted
Exceptions").

         1.4 Escrow. Simultaneously with the execution and delivery of this Agreement by Seller and Purchaser, an escrow shall be established with Chicago Title Insurance Company, c/o Elite Title Company (the "Escrow Agent"), having its office at 3655-B Old Court Road, Suite 24, Baltimore, Maryland 21208,
Attention: Ryan Smith, which shall serve as escrow agent for the parties. This Agreement, together with the Escrow Agent's usual terms and conditions of acceptance of escrow, shall serve as escrow instructions for the Escrow Agent; provided, however, that in the event of any conflict between the provisions of this Agreement and the standard conditions of acceptance of escrow, the provisions of this Agreement shall govern. On or before three (3) business days prior to the date established for the Closing, the Escrow Agent shall furnish Purchaser and Seller with an estimated pro forma closing statement for their review and approval.

         1.5 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for Twenty-Eight Million Seven Hundred Eighty-Two Thousand Dollars ($28,782,000).

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         1.6 Non-Refundable Payment. No later than two (2) business days after the Effective Date, Purchaser shall deposit with the Escrow Agent in good funds by federal wire transfer the sum of One Hundred Fifty Thousand Dollars ($150,000) in accordance with the terms and conditions of this Agreement as consideration for Seller entering into this Agreement (the "Initial Payment"). The Initial Payment shall be earned by Seller entering into this Agreement and the Other TC Agreement (hereinafter defined) and shall be non-refundable (subject to the provisions of Sections 2.4, 6.2 and 7.2 hereof). The Initial Payment shall be credited against the Purchase Price in accordance with Section
1.8 hereof.

         1.7 Earnest Money. No later than one (1) business day after the last day of the Inspection Period (hereinafter defined), Purchaser shall deposit with the Escrow Agent the sum of Two Hundred Thousand Dollars ($200,000) (the "Earnest Money") in good funds, by federal wire transfer. The Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement.

         1.8 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing by wire transfer of immediately available federal funds to the Escrow Agent who shall, upon satisfaction of the conditions of this Agreement, effect the Closing and make transfer of the Purchase Price, as adjusted, by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to the Escrow Agent prior to the Closing. The Escrow Agent shall apply the Earnest Money to the funds due from Purchaser at Closing. Purchaser also shall receive a credit against the funds due from Purchaser at Closing in an amount equal to the Initial Payment.


                                   ARTICLE II

                                TITLE AND SURVEY

         2.1 Preliminary Title Matters; Old Survey. Attached hereto as Exhibit E is a list of matters affecting title to the Property (the "Preliminary Matters"). Seller previously has delivered to Purchaser a copy of the existing survey prepared by Greenhorne & O'Mara and last revised on November 10, 1997, respecting the Property (the "Old Survey").

         2.2 Title Examination; Commitment for Title Insurance. Purchaser shall have until the expiration of the Inspection Period (defined in Section 3.1 hereof) to examine matters affecting title to the Property. During the Inspection Period, Purchaser shall obtain from Chicago Title Insurance Company (the "Title Company"), c/o Elite Title Company, 3655-B Old Court Road, Suite 24, Baltimore, Maryland 21208, at Purchaser's expense, an ALTA title insurance commitment (the "Title Commitment") covering the Property, showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner's Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.5 hereof. Purchaser shall instruct the Title Company to deliver to Purchaser, Seller and the surveyor described in

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Section 2.3 below copies of the Title Commitment and copies of all instruments referenced in Schedule B and Schedule C thereof.

         2.3 Survey. During the Inspection Period, Purchaser may, at Purchaser's expense, obtain a current as-built survey of the Property by a registered land surveyor (the "Survey").

         2.4 Title Objections; Cure of Title Objections. Purchaser shall have until the expiration of the Inspection Period to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or anything shown on the Survey that materially and adversely affect Purchaser's use or operation of the Property. Any item contained in the Title Commitment or any matter shown on the Survey to which Purchaser does not object during the Inspection Period shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller prior to the expiration of the Inspection Period of objections to title by reason of items or to matters shown on the Survey, Seller shall have the right, but not the obligation, to cure such objections; provided that Seller shall cure (i) any consensual liens created by it, such as mortgage liens, and (ii) other liens not in excess of $50,000 in the aggregate which can be cured by the payment of a fixed sum of money, such as judgment liens or mechanics liens. Within ten (10) days after receipt of Purchaser's notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections ("Seller's Response"). Seller shall be deemed to have given Seller's Response to Purchaser on the tenth day after receipt of Purchaser's notice of objections that Seller refuses to cure any such objection as to which Seller has not affirmatively notified Purchaser of Seller's election to cure. If Seller elects to attempt to cure, and provided that Purchaser shall not have terminated this Agreement in accordance with
Section 3.2 hereof, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same to the reasonable satisfaction of Purchaser and for this purpose Seller shall be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the date for Closing set forth in Section 4.1 hereof. If Seller elects or is deemed to have elected not to cure any objections specified in Purchaser's notice, or if Seller is unable to effect a cure prior to the Closing (or any date to which the Closing has been adjourned), Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by delivering written notice thereof to Seller within five (5) days after receipt of Seller's Response or after Seller is deemed to have given Seller's Response, and upon timely delivery of such notice of termination, this Agreement shall terminate and the Initial Payment and Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Purchaser fails to make a timely election under clauses (i) or
(ii) of the preceding sentence, Purchaser shall be deemed to have elected to proceed under clause (ii).

         2.5 Conveyance of Title. On or prior to the date for Closing, Seller shall deposit with the Escrow Agent instruments of assignment and conveyance, documents and writings as required under this Agreement in order to enable the Title Company to issue to Purchaser, at Purchaser's expense, an ALTA Leasehold Policy of Title Insurance (the "Title Policy") covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

             (a) the rights of Landlord under the Ground Lease;

             (b) the rights of tenants, as tenants only, under the Leases and any new Leases entered into between the Effective Date and Closing in accordance with the terms of this Agreement;

             (c) the lien of all ad valorem real estate taxes and assessments, general and special, respecting the Land and the Improvements, not yet due and payable as of the date of Closing;

             (d) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

             (e) items appearing of record and set forth in the Title
         Commitment or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.2, 2.4 or 2.6 hereof.

         2.6 Pre-Closing "Gap" Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company or the surveyor which prepared the Survey between (a) the date which is the earlier of (i) the effective date of Purchaser's Title Commitment referred to above or (ii) the expiration of the Inspection Period, and (b) the Closing. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser before the expiration of the Inspection Period. If Seller elects to attempt to cure any such matters, Seller may adjourn the Closing for a reasonable period of time, not to exceed sixty
(60) days, to effect the same.


                                   ARTICLE III

                                INSPECTION PERIOD

         3.1 Right of Inspection.

             (a) Inspection/Notice. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on October 3, 2003 (hereinafter referred to as the "Inspection Period"), Purchaser and its employees, agents, independent contractors, lenders and consultants, shall have the right to enter upon the Property at reasonable times (the "License") for the purpose of performing certain environmental and


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         other inspections concerning the Property (the "Investigation"), as
         Purchaser desires to conduct in the exercise of its reasonable discretion, including, but not limited to: (i) research regarding the Property as is generally conducted in a Phase I environmental audit or survey; (ii) the performance of engineering or structural investigations or audits of the Property, (iii) property surveys, (iv) roof inspections, (v) walk-throughs of any and/or all apartment units,
         (vi) discussions with on-site staff regarding the Property, so long as such discussions do not unreasonably interfere with the performance of the staff's duties, and (vii) reviews of all any operating files maintained by Seller or its property manager(s) in connection with the leasing, maintenance and/or management of the Property, including, without limitation, the leases of apartment units, lease files, operating agreements, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, but excluding materials not directly related to the leasing, maintenance and/or management of the Property such as Seller's internal memoranda, financial projections, budgets, appraisals, engineering reports, accounting and tax records and similar proprietary or confidential information; provided, all such research, inspections, audits, tests, investigations, studies and related activities and tests are conducted in accordance with this Agreement. Purchaser specifically acknowledges and agrees that Seller makes no representations or warranties of any kind whatsoever, either express or implied, with respect to any of such items except as set forth in this Agreement. Additionally, Purchaser understands and agrees that any on-site inspections of the Property shall be conducted upon at least twenty-four (24) hours' prior notice to Seller (which may be telephonic) and in the presence of Seller or its representative; provided, however, that any on-site inspection of the interior of any occupied apartment unit shall require at least forty-eight (48) hours' prior notice. Purchaser agrees to indemnify, defend and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys' fees actually incurred) damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend and hold harmless Seller shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or its tenants. All inspections shall be subject to the provisions of Section 9.1.

             (b) Investigation-Removal of Equipment and Restoration of Property. At all times, Purchaser shall have present on the Property only such equipment, materials and personnel reasonably necessary for conducting the Investigation. At such time as the Investigation or any portion thereof is completed, Purchaser shall remove any and all equipment and materials used by Purchaser and/or its consultants in conducting the Investigation and shall restore the Property to the extent disturbed by the Investigation or any portion thereof to its original condition as existed prior to any such Inspections.

             (c) Providing Documents. In the event Seller and Purchaser fail to consummate ("Non-Consummation") this Agreement for any reason, Purchaser shall provide Seller with all documents, correspondence, reports, books, photographs or other written materials prepared by third party suppliers and consultants that concern, result from or are prepared in connection with the Investigation (the "Documents"). Such Documents will be delivered to Seller, without cost to Seller, following Non-Consummation to the extent the documents are in the possession of, or under the control of, Purchaser.


             (d) Standard of Work Performed. Purchaser warrants, represents and agrees that the methods of performing the Investigation will comply with this Agreement and with all applicable requirements of any governmental agencies having jurisdiction over such matters.

             (e) Liens. Purchaser shall keep the Property free and clear of all mechanics', materialmen's and other liens resulting from the Investigation. Purchaser agrees that Seller may post and maintain a Notice of Non-responsibility for Purchaser's work on the Property.

             (f) Insurance. Purchaser agrees to purchase at its own expense and to keep in force during the term hereof comprehensive general liability insurance, including public liability and property damage insurance in the amount of at least One Million and 00/100 Dollars ($1,000,000.00) combined single limit for personal injuries or death of persons or property damage occurring in or about the Property. Such insurance shall: (a) name Seller and the ground lessor as additional insureds; (b) specifically cover the liability assumed by Purchaser under this Agreement; (c) be issued by an insurance company approved by Seller; (d) be primary and noncontributing with any insurance which may be carried by Seller; and (e) provide that said insurance shall not be cancelled or coverage changed unless fifteen (15) days' prior written notice shall have been given to Seller. Purchaser shall deliver said policy or policies or certificates thereof to Seller on or before commencing the Investigation, and renewals thereof at least thirty (30) days before the expiration date thereof. Purchaser's compliance with the provisions of this paragraph shall in no way limit Purchaser's liability under any of the other provisions of this Agreement.

         3.2 Right of Termination. Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser's sole discretion for any reason or for no reason) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser within five (5) days of such notice of termination. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.6) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. Time is of the essence with respect to the provisions of this Section 3.2.

         3.3 No Application. Without Seller's prior written consent, until Closing Purchaser shall not make application to any governmental agency for any permits, approval license, occupancy certificate or other entitlement for the Property or the use or development thereof. Notwithstanding the foregoing, Purchaser shall have the right to search governmental records for notices of zoning compliance and building, environmental or other legal violations.


                                   ARTICLE IV

                                     CLOSING

         4.1 Time and Place. The consummation of the transaction contemplated hereby ("Closing") shall take place through the escrow hereinabove established at 10:00 a.m. November 4, 2003. Prior to Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

         4.2 Seller's Obligations at Closing. At Closing (or prior thereto, if hereinafter specified), Seller shall:

             (a) assign to Purchaser (or its nominee designated by Purchaser by written notice to Seller at least seven (7) days prior to Closing) ("Purchaser's Nominee"), and Purchaser or Purchaser's Nominee, as the case may be, shall assume, the Leasehold by duly executed assignment and assumption agreement pertaining to the Ground Lease, deposited with the Escrow Agent three (3) days prior to Closing pursuant to which (i) Seller shall indemnify and defend Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Leasehold accruing prior to Closing and (ii) Purchaser or Purchaser's Nominee, as the case may be, shall indemnify and defend Seller and hold Seller harmless from and against any and all claims pertaining to the Leasehold accruing from and after the Closing;

             (b) deliver an estoppel certificate duly executed by Landlord substantially in the form attached hereto as Exhibit F;

             (c) deposit with the Escrow Agent one (1) day prior to Closing a duly executed bill of sale in favor of Purchaser conveying Seller's right, title and interest in and to the Personal Property without warranty, expressed or implied, as to merchantability and fitness for any purpose;

             (d) deposit with the Escrow Agent one (1) day prior to Closing an updated Lease Schedule dated not earlier than seven (7) days prior to Closing certified by Seller to Purchaser as being true and correct in all material respects;

             (e) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases by duly executed assignment and assumption agreement deposited with the Escrow Agent three (3) days prior to Closing pursuant to which (i) Seller shall indemnify and defend Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Leases accruing prior to Closing and (ii) Purchaser shall indemnify and defend Seller and hold Seller harmless from and against any and all claims pertaining to the Leases accruing from and after Closing;

             (f) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements listed on the Operating Agreements Schedule (other than those terminated pursuant to Section 5.4(e)) and in the other Intangibles by duly executed assignment and assumption agreement deposited with the Escrow Agent three (3) days prior to Closing pursuant to which (i) Seller shall indemnify and defend Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Operating Agreements listed on the Operating Agreements Schedule or the other Intangibles accruing prior to Closing and (ii) Purchaser shall indemnify and defend Seller and hold Seller harmless from and against any and all claims pertaining to the Operating Agreements listed on the Operating Agreements Schedule (other than those terminated pursuant to Section 5.4(e)) or the other Intangibles accruing from and after the Closing;

             (g) join with Purchaser outside of escrow to execute a notice in form and content reasonably satisfactory to Purchaser and Seller which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any security deposits) and directing that all rent and other sums payable after Closing under each such Lease shall be paid as set forth in the notice;

             (h) deliver to Purchaser such evidence as Purchaser's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

             (i) deliver to Purchaser and the Escrow Agent an affidavit duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

             (j) deliver to Purchaser outside of escrow or make available at the office of the Property the originals of the Ground Lease, all the Leases, Operating Agreements and licenses and permits respecting the Property, if any, in the possession of Seller or Seller's agents, together with such leasing and property files and records, plans, specifications, warranties and other items which are material in connection with the continued operation, leasing and maintenance of the Property and any keys or key cards used to gain access to any part or area of the Property. Purchaser shall cooperate with Seller for a period of five (5) years after Closing in case of Seller's need in response to any legal requirement, financial statement audit, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing;

             (k) deliver to Purchaser possession and occupancy of the Property in the same condition as existed on the Effective Date, reasonable wear and tear, fire and other casualty excepted (subject to the provisions of Article VII), subject to the Permitted Exceptions and persons on the Property with the knowledge of tenants in possession and not in violation, to Seller's knowledge, of any Lease;

             (l) join with Purchaser in executing the Closing Statement(s) to be prepared by the Escrow Agent and reviewed and approved by Seller and Purchaser showing the prorations and adjustments to the Purchase Price and charges to the parties that are provided in this Agreement;

             (m) terminate any existing management agreement respecting the Property;

              (n) deliver to Purchaser copies of any certificates of occupancy respecting the Property in Seller's possession;

              (o) deliver to Purchaser a certificate updating all of Seller's representations and warranties contained in this Agreement to the date of Closing, and certifying same as being true and correct in all material respects;

              (p) deliver duly executed certificate of title to any titled vehicle being transferred to Purchaser;

              (q) deliver to the Title Company (i) such affidavits and documents from Seller as shall be required by the Title Company to (A) eliminate the standard exception in its Title Policy relating to mechanics liens, (B) eliminate or affirmatively insure against any exception other than the Permitted Exceptions and (C) insure over any "gap" period resulting from any delay in recording of documents or later-dating the title insurance file, (ii) such other affidavits and certificates as customarily are furnished by sellers of real estate in the vicinity of the Property, and (iii) such organizational documents and certificates as are customarily provided upon closing so as to enable the Title Company to issue its Owner's Policy of Title Insurance; and

              (r) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

         4.3 Purchaser's Obligations at Closing. At Closing (or prior thereto if hereinafter specified), Purchaser shall:

              (a) deposit with the Escrow Agent on or before 12:00 noon Cleveland, Ohio, time on the date of Closing, for payment to Seller, the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.8 above, it being agreed that at Closing the Earnest Money and other Purchase Price funds on deposit with the Escrow Agent, as so adjusted, shall be delivered by the Escrow Agent to Seller and applied towards payment of the Purchase Price;

              (b) join Seller in execution, and where applicable deposit in the escrow three (3) days prior to Closing, of the instruments (or counterparts thereof) described in Sections 4.2(a), 4.2(e), 4.2(f), 4.2(g) and 4.2(l) above;

              (c) deliver to Seller such evidence as Seller's counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

              (d) join with Seller in executing the Closing Statement(s) to be prepared by the Escrow Agent and reviewed and approved by Seller and Purchaser showing the prorations and adjustments to the purchase price and charges to the parties that are provided in this Agreement; and

              (e) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

         4.4  Credits and Prorations.

              (a) The following shall be apportioned by the Escrow Agent with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

                  (i) rents which have been collected in respect of the month in which Closing occurs (the term "rents" as used in this Agreement includes all payments due and payable by tenants under the Leases);

                  (ii)  rent under the Ground Lease;

                  (iii) taxes (including personal property taxes on the
              Personal Property) and current installments of special assessments levied against the Property;

                  (iv)  income and expenses under the Operating Agreements; and

                  (v) any other income or operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located, including, without limitation, any prepaid rent, deposit and concession income.

              (b) Notwithstanding anything contained in the foregoing provisions:

                  (i) At Closing, the Escrow Agent shall credit the account of Purchaser with an amount equal to any security deposits indicated as having been paid to

              Seller pursuant to the Leases (to the extent such security deposits have not been refunded or applied against delinquent rents or otherwise as provided in the Leases);

                  (ii) Any such apportionment of taxes made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed and there shall be no post-closing adjustment;

                  (iii) Seller shall cause final water, sewer, gas,
              electric and all other utility meter readings to be made as of the day of Closing or as close thereto as reasonably possible, and shall cooperate so as to cause the utilities to be transferred to Purchaser without interruption of service. Seller shall pay the final bills rendered by each such utility. Purchaser shall make application to and post any deposits required by the utility companies. The Escrow Agent shall have no responsibility for the proration of any such utility charges. Seller's obligation to pay any final utility bill shall survive the Closing;

                  (iv) The Personal Property is included in this sale, without further charge, except that Purchaser shall pay the amount of any and all sales or similar taxes payable in connection with the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing; and

                  (v) Allocation of Rentals. Seller and Purchaser agree that all rent received by Seller or Purchaser during the month in which the Closing occurs (whether received before or after Closing) shall be applied to rent due for such month (if previously unpaid). All rent received by Seller or Purchaser thereafter shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity (i.e. to the month of collection, then to the immediately prior month, then to the month prior thereto, etc.). Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Seller reserves the right after Closing to pursue collection of any rent which was delinquent on the date of Closing and for months prior to the month in which Closing occurs but shall have no right to evict or dispossess any tenant in connection therewith; and

                        Collection of Rentals Post-Closing. Unpaid
              and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent to which Purchaser is entitled under "Allocation of Rentals" relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen
              (15) days after the receipt thereof, deliver to Seller any such rent to which Seller is entitled under "Allocation of Rentals" relating to the period prior to the date of Closing.

              (c) The provisions of this Section 4.4 shall survive Closing for a period of one hundred eighty (180) days.

         4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction, (b) one-half (1/2) of any conveyance fee, transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; and (c) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company. Purchaser shall pay (t) the fees of any counsel representing Purchaser in connection with this transaction; (u) the fee for the title examination and the Title Commitment, (v) the premium for the Owner's Policy of Title Insurance and any endorsements to be issued to Purchaser by the Title Company at Closing;
(w) the cost of the Survey; (x) one-half (1/2) of any conveyance fee, transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; (y) the fees for recording the deed conveying the Property to Purchaser; and (z) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

         4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

              (a) Seller shall have delivered to Purchaser or deposited with the Escrow Agent, as the case may be, all of the items required to be delivered by Seller to Purchaser or deposited with the Escrow Agent by Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

              (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications as the context shall require and not adverse to Purchaser).

              (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

              (d) No proceeding for exercise of the power of eminent domain with respect to the Property or any part thereof shall then be pending.

              (e) No proceeding to change the zoning or other land use regulations affecting the Property or any part thereof, except as may be initiated by Purchaser (provided, however, that notwithstanding the foregoing, Seller shall not be deemed to have consented to, or approved of, any such initiation or action by Purchaser), shall then be pending.

              (f) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially adversely affect Seller's ability to perform its obligations under this Agreement.

              (g) There shall exist no pending or threatened action, suit or proceeding with respect to Seller or the Property before or by any court or administrative agency which seeks to restrain or prohibit this Agreement or the consummation of the transaction contemplated hereby or the operation or use of the Property as it is now operated and used.

         4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

              (a) The Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement shall have been deposited with the Escrow Agent for payment to Seller or as otherwise contemplated by the Exchange (hereinafter defined).

              (b) Purchaser shall have delivered to Seller or deposited with the Escrow Agent, as the case may be, all of the items required to be delivered by Purchaser to Seller or deposited with the Escrow Agent pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

              (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

              (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

         4.8  Ownership Interest Transfer. Notwithstanding the terms of Section
4.2 to the contrary, Purchaser shall have the option, at its sole election, to acquire the Property by way of transfer to Purchaser of the general partnership interests of Seller rather than by way of the various assignment and conveyance documents described in Sections 4.2(a), 4.2(c), 4.2 (e) and 4.2(f); provided, however, that such alternative transfer procedure (i) does not preclude Seller from entering into or completing an Exchange (as defined below) pursuant to
Section 10.18 hereof, and would not result in materially adverse tax consequences to Seller and (ii) is approved in advance in writing by Federal National Mortgage Association ("FNMA"), as holder of the indebtedness secured by the deed of trust and indemnity deed of trust that encumber the Property on the date hereof. Seller will use reasonable commercial efforts to obtain the required FNMA approval.

                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser effective as of the Effective Date:

              (a) Organization and Authority. Seller is a general partnership, duly organized and validly existing under the laws of Maryland. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

              (b) Pending Actions. To Seller's knowledge there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending threatened against Seller, the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.

              (c) Leases. Seller is the lessor or landlord under the Leases. Except as set forth in the Leases or the Lease Schedule, there are no other leases or occupancy agreements to which Seller is a party affecting the Property. No tenant has any option to purchase the Property or any portion thereof. Except as otherwise set forth in the Leases, no presently effective rent concessions have been given to any tenants and no rent has been paid in advance by any tenants respecting a period subsequent to the Closing except to the extent a proration of rents is contemplated by Section 4.4(a)(i). To Seller's knowledge, except as disclosed to Purchaser in writing, no material default exists on the part of any tenant except as set forth in the respective tenant's lease file or as shown on the delinquency report included in the Lease Schedule. Seller does not represent or warrant that any particular Lease will be in force or effect at Closing or that the tenants under the Leases will have performed their obligations thereunder. The termination of any Lease prior to Closing by reason of the expiration thereof, tenant's default or other termination thereof in the ordinary course of business shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. The Lease Schedule and copies of the Leases furnished, and to be furnished, by Seller to Purchaser are, and will be, true and correct in all material respects as of the date indicated thereon.

              (d) No Violations. Seller has not received any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding. Seller promptly shall furnish Purchaser copies of any such notices received by Seller after the Effective Date.

              (e) Taxes and Assessments. True and complete copies of the most recent real estate tax bills for the Property have been delivered to Purchaser.

              (f) Condemnation. To Seller's knowledge there are no condemnation proceedings pending threatened against the Property.

              (g) Environmental Matters. Except as set forth in any environmental assessment reports in Seller's possession and disclosed to Purchaser in writing, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

              (h) Operating Statements. The historical operating statements and capital expense reports, if any, delivered by Seller to Purchaser are true copies of the operating statements and capital expense reports respecting the Property used by Seller in the management and operation of the Property and are prepared in the same manner as the operating statements and capital expense report prepared for other properties owned by Seller or its affiliated entities.

         5.2 Knowledge Defined. References to the "knowledge" of Seller shall refer only to the actual knowledge of the Designated Employees (as hereinafter defined) of The Town and Country Management Company, the manager of the Property ("T&C"), and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, T&C or any affiliate of either of them, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or T&C or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Employees" shall refer to the following persons: (a) David T. Boyce, who holds the position of Regional Manager of Seller with responsibility for management and control of the Property and (b) Diane Edwards, who holds the position of District Manager of Seller with responsibility for management and control of the Property.

         5.3 Survival of Seller's Representations and Warranties. The representation and warranty of Seller set forth in Section 5.1(a) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Seller set forth in
Section 5.1, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand Dollars ($25,000) (the "Floor"), in which event the full amount of such valid claims shall be actionable up to the cap set forth in the following sentence, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within one hundred eighty (180) days of Closing. Further Purchaser agrees that any recovery against Seller for any breach of Seller's covenants, agreements, representations and warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction shall be limited to Purchaser's actual damages not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000) (the "Cap") in the aggregate and that in no event shall Purchaser be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages. Notwithstanding anything to the contrary in the foregoing, the Cap will not apply to actual damages incurred by Purchaser to the extent such damage was caused by Seller's fraud or intentional misrepresentation.

         5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

             (a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable commercial efforts to operate and maintain the Property and lease vacant apartment units in a manner generally consistent with the manner in which Seller has operated and maintained the Property and leased vacant apartment units prior to the Effective Date.

             (b) Seller shall not voluntarily create any liens, encumbrances, defects in title, restrictions or easements (other than Permitted Exceptions) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

             (c) From the Effective Date until the Closing or earlier termination of this Agreement, Seller shall not enter into any agreements which will be binding upon the Property following Closing, except for (i) service contracts entered into in the ordinary course of business which are terminable on not more than thirty (30) days notice without payment of any fee and (ii) Leases in the ordinary course of business pursuant to Section 5.4(a).

             (d) Seller shall pay any costs incurred for any improvements made to the Property which have been performed prior to Closing.

             (e) Effective as of Closing or prior thereto, Seller shall cause to be terminated such of the Operating Agreements listed on Exhibit D which have been specified in a written notice from Purchaser to Seller not later than the expiration of the Inspection Period; provided, however, that notwithstanding the foregoing to the contrary, in any event, Seller shall cause any management agreement to be terminated as of the Closing. Notwithstanding anything to the contrary in the foregoing, Seller shall not be obligated to terminate the laundry room agreement for the Property and Purchaser shall assume the same.

             (f) Seller shall not take any action to terminate the Ground Lease.

         5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

             (a) Purchaser has been duly organized and is validly existing under the laws of Maryland. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser's obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

             (b) There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

         5.6 Survival of Purchaser's Representations and Warranties. The representation and warranty of Purchaser set forth in Section 5.5(a) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one hundred eighty (180) days.


                                   ARTICLE VI

                                     DEFAULT

         6.1 Default by Purchaser. If Purchaser fails to consummate this Agreement for any reason other than a failure of any condition to Purchaser's obligation to close, a default by Seller or the termination of this Agreement pursuant to any termination right granted to Purchaser hereunder, then Seller's sole and exclusive remedy shall be to terminate this Agreement and receive and retain an amount equal to (i) the Earnest Money hereunder plus (ii) the Initial Payment, as liquidated damages and not as a penalty, the parties acknowledging that it is impossible to compute exactly the damages which Seller would incur in such event. The parties have taken these facts into account in computing the amount of the Earnest Money and the Initial Payment.

         6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason, other than Purchaser's default or the termination of this Agreement pursuant to any termination right granted to Seller hereunder, then Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, plus (ii) an amount equal to the Initial Payment, plus (c) Purchaser's third party out-of-pocket expenses up to Fifteen Thousand Dollars ($15,000) (in the event of an intentional refusal by Seller to convey the Property to Purchaser in breach of this Agreement, the Fifteen Thousand Dollar ($15,000) amount shall be increased to One Hundred Fifty Thousand Dollars ($150,000) pursuant to this subsection (c)), which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligations hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money plus an amount equal to the Initial Payment if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the date (including adjournments) upon which Closing was to have occurred.

         6.2 Prevailing Party. In the event of a dispute, the prevailing party shall be entitled to its reasonable costs, including, without limitation, reasonable attorneys' and experts' fees (including any cost of appeal).

                                   ARTICLE VII

                                  RISK OF LOSS

        7.1 Risk of Loss. Subject to Sections 7.2, 7.3 and 7.4, prior to Closing, risk of loss with respect to the Property shall remain with Seller. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

         7.2 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect and Seller shall perform, at its sole cost and expense, all necessary repairs or, at Seller's option, (i) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (ii) in the case of a casualty, pays Purchaser an amount equal to the deductible on Seller's applicable casualty insurance policies.

         In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended for a reasonable period of time (not to exceed the lesser of one hundred twenty (120) days or three (3) days less than the maximum number of days allowable for the Closing to take place within the time limits in force to allow the sale of the Property to be part of the reverse LKE (hereinafter defined) initiated by Seller), in order to allow for completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

         7.3 Major Damage. In the event of a "major" loss or damage, Purchaser may terminate this Agreement by written notice, in which event the Earnest Money plus an amount equal to the Initial Payment shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b)(i) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and (ii) in the case of a casualty, pays Purchaser an amount equal to the deductible on Seller's applicable casualty insurance policies. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time (not to exceed one hundred twenty (120) days) in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy.

         7.4 Definition of "Major" Loss or Damage. For purposes of Sections 7.2 and 7.3, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Hundred Thousand Dollars ($500,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.


                                  ARTICLE VIII

                                   COMMISSIONS

         8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to CB Richard Ellis, Inc., 250 West Pratt Street, Suite 700, Baltimore, Maryland 21201-2496 (the "Broker"), through the escrow at Closing, a brokerage commission pursuant to a separate written agreement between Seller and the Broker. Each party agrees that should any claim be made for brokerage commissions or finder's fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.


                                   ARTICLE IX

                             DISCLAIMERS AND WAIVERS

     9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby and all materials viewed by Purchaser in conducting inspections pursuant to Section 3.1 are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that
(a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

         9.2 Purchaser Examination and Acknowledgment. Purchaser agrees that if Purchaser fails to exercise its right of termination as provided in Section 3.2, Purchaser shall be deemed to be fully familiar and satisfied with the condition and repair of the Property, the value, income, expenses and operation thereof, applicable zoning and land use ordinances and regulations, legal compliance and the uses which may be made of the Property and any other matter with respect thereto, subject, however, to the representations and warranties contained in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that certain materials and substances that were in common use without regulation at and since the original construction of the Improvements are now deemed to be hazardous materials or hazardous substances under applicable law or the use, or the method of use, of such items may now be prohibited or regulated, that some of those materials and substances may have been used in the original construction of the Improvements or the subsequent maintenance of the Property, that prior owners of the Property or adjacent premises may have stored, released, transported or otherwise disposed of material on such properties deemed to be hazardous substances under applicable law, and that, notwithstanding Seller making available any environmental studies, reports and investigations, Purchaser will be solely responsible for all investigation or inquiry into such items and all costs of removal and remediation (including consequential damages) of such items, including without limitation asbestos-containing materials, lead-based paint and any such materials described in said environmental studies, reports and investigations. Purchaser further acknowledges that the Improvements were constructed prior to the enactment of the Americans with Disabilities Act and other laws pertaining to the availability of public accommodations for disabled persons and that the Improvements may not be in compliance with such laws.

         9.3 Disclaimers. Except as expressly set forth in this Agreement and in the Closing Documents delivered by Seller, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to the habitability, merchantability, fitness for a particular purpose, title (other than Seller's limited warranty of title to be set forth in the deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the property with governmental laws, the truth, accuracy or completeness of the property documents or any other information provided by or on behalf of Seller to Purchaser, or any other matter or thing regarding the Property. Purchaser acknowledges and agrees that upon Closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS", except to the extent expressly provided otherwise in this Agreement. Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement. Purchaser represents to Seller that Purchaser has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Purchaser deems necessary to satisfy itself as to the conditions of the property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser's investigations, and Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller (and Seller's and its Partners' officers, directors, trustees, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller (and Seller's and its Partners' officers, directors, trustees, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent defects or physical conditions, violations or any applicable laws (including, without limitations, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property.

         9.4 Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others unless required by law; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein and shall deliver to Seller copies of all third party reports respecting the Property (including surveys) prepared by or for the benefit of Purchaser. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing.

         10.2 Public Disclosure. No release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made except only in the form approved by Purchaser and Seller and their respective counsel. Notwithstanding anything to the contrary in the foregoing, Purchaser acknowledges that Seller's parent company, a public company, has certain required disclosure obligations with which it is required to comply and any such disclosure shall not be deemed a violation of the first sentence of this Section 10.2.

         10.3 Discharge of Obligations. The acceptance and recording of the Deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing or which by their nature will not be performed or discharged until after Closing.

         10.4 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion; provided, however, that Purchaser may assign its rights under this Agreement to a corporation, general partnership, limited partnership, limited liability company or other lawful entity authorized to do business in the state in which the Property is located provided Purchaser or its principals or affiliates retain more than a ten percent (10%) ownership interest in such assignee. No assignment shall release Purchaser from primary liability on this Agreement.

         10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission (transmitted between the hours of 9:00 a.m. and 5:00 p.m. at the place of intended receipt) sent to the intended addressee at the address(es) set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

                  If to Seller:     The Town and Country Trust
                                    9 West 57th Street
                                    50th Floor
                                    New York, NY  10019
                                    ATTN:  Thomas L. Brodie
                                    TELECOPY:  212-407-2155
                  with a copy to:   Squire, Sanders & Dempsey L.L.P.
                                    4900 Key Tower
                                    127 Public Square
                                    Cleveland, OH  44114-1304
                                    ATTN:  Samuel S. Pearlman, Esq.
                                    TELECOPY:  216-479-8780

                  If to Purchaser:  A&E Construction LLC
                                    9640 Deereco Road
                                    Timonium, MD 21093
                                    ATTN: Anthony F. Giulio
                                    TELECOPY: 410-628-2700

                  with a copy to:   Neuberger, Quinn, Gielen, Rubin &
                                    Gibber, P.A.
                                    1 South Street, 27th Floor
                                    Baltimore, MD 21201
                                    ATTN:  Robert P. Legg, Esq.
                                    TELECOPY: 410-332-8594

         10.6 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

         10.7 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., local time.

         10.8 Binding; Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

         10.9 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

         10.10 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. The provisions of this Section 10.10 shall survive Closing.

         10.11 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.

         10.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

         10.13 Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state.

         10.14 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

                  (a)      Exhibit A - Legal Description of the Land

                  (b)      Exhibit B - Personal Property

                  (c)      Exhibit C - Lease Schedule

                  (d)      Exhibit D - Operating Agreements Schedule

                  (e)      Exhibit E - Preliminary Title Matters

                  (f)      Exhibit F - Estoppel Certificate

         10.15 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

         10.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         10.17 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except any obligation to return the Earnest Money (and the Initial Deposit if provided in Section 2.4, 6.2 or 7.2 hereof), and except for such obligations as are specifically stated herein to survive the termination of this Agreement. In the event of such termination each party is responsible for its respective expenses incurred pursuant to this Agreement and each shall pay one-half (1/2) the fees of the Escrow Agent incurred to the date of termination.

         10.18 1031 Exchange. Seller and Purchaser acknowledge that Seller desires to structure the sale of the Property as part of a tax-deferred exchange pursuant to Section 1031 of the

Internal Revenue Code of 1986 and the Treasury Regulations thereunder ("forward LKE"), and/or a so-called "reverse" like-kind exchange under Revenue Procedure 2000-37, 2000-2 C.B. 308 ("reverse LKE") (any such forward LKE or reverse LKE is referred to herein as an "Exchange"). Notwithstanding any other provisions in this Agreement to the contrary, Purchaser agrees to cooperate with respect to Seller's structuring the transaction as an Exchange, including any of the following as Seller may request: (a) executing an Assignment of Rights with respect to Seller's rights (but not its duties and obligations) under this Agreement or other documents in order to establish a forward LKE, or (b) executing an assignment of this Agreement to one or more corporations, limited liability companies or other entities ("Parking Entities"), and transferring title to the Property to one or more Parking Entities in order to establish a reverse LKE; provided that in all events (i) the Closing shall not be delayed by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller's obligations under this Agreement; (ii) Purchaser will not be required to take title to or be in the chain of title to any property other than the Property; and (iii) Purchaser shall incur no additional cost, expense or liability of any kind or nature in connection with the Exchange. Notwithstanding any Assignment of Rights or other assignment (as the case may be), Seller shall not be relieved of its obligations under this Agreement. Seller shall prepare, at its expense, any documents in order to accomplish an Exchange.

         10.19 Related Agreements. Simultaneously herewith The TC-Rolling Road Company, an entity affiliated with Seller, has entered into with Purchaser or with an affiliate of Purchaser a Purchase and Sale Agreement for the conveyance of certain real property commonly known as the Rolling Road apartments (the "Other TC Agreement"). This Agreement and the Other TC Agreement are referred to collectively as the "Related Agreements" and the transactions described in the Related Agreements, including this Agreement, are collectively referred to as the "Related Transactions." Except to the extent the parties expressly agree otherwise in writing, in the event the Other TC Agreement is terminated pursuant to any termination provision of such Related Agreement, this Agreement shall terminate automatically simultaneously with the termination of the Other TC Agreement, whereupon this Agreement shall be void and without recourse to all parties, except for provisions which are expressly stated to survive the termination of this Agreement. The Closing under this Agreement shall occur simultaneously with the closing under the Other TC Agreement. In the event the closing under the Other TC Agreement is cancelled or postponed, the Closing under this Agreement shall be cancelled or postponed. In the event the Purchaser or Seller, as applicable, defaults under the Other TC Agreement, Purchaser or Seller, as applicable, shall be deemed in default under this Agreement.

         10.20 Trust Disclaimer. The First Amended and Restated Declaration of Trust establishing The Town and Country Trust (the "Trust"), dated June 24, 1993, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that no trustee, officer, shareholder, employee or agent of the Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Trust. All persons dealing with the Trust, in any way, shall look only to the assets of the Trust for the payment of any sum or the performance of any obligation.


                       [SIGNATURES ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

                             SELLER:

                             THE TC-GARDEN WOOD COMPANY, a Maryland general partnership

                             By: The TC Property Company, a Maryland general
                                 partnership, General Partner

                                 By: The TC Operating Limited Partnership, a
                                     Maryland limited partnership, General
                                     Partner

                                     By: The Town and Country Trust, a
                                         Maryland real estate investment trust,
                                         General Partner

                                         By: /s/ Thomas L. Brodie
                                             -----------------------------------
                                             Thomas L. Brodie
                                             Executive Vice President and
                                             Co-Chief Operating Officer


                             PURCHASER:

                             A&E CONSTRUCTION LLC, a Maryland limited liability company

                               By: /s/ Anthony F. Giulio
                                   ---------------------------------------------
                                   Name: Anthony F. Giulio
                                   ---------------------------------------------
                                   Title: Vice President
                                   ---------------------------------------------

                               And: /s/ Edward V. Julio
                                    --------------------------------------------
                                    Name: Edward V. Julio
                                    --------------------------------------------
                                    Title: Vice President
                                    --------------------------------------------